CONSENT OF AUTHOR
Lawrence Melis, P.Eng.
Melis Engineering
2366 Avenue C North, Suite 100
Saskatoon, SK S7L 5X5

US Securities and Exchange Commission

I, Lawrence Melis, P.Eng., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information provided to the Company by Aker Kvaerner in the written disclosure in the Form 20F of Continental Minerals Corporation.

I do hereby consent to the filing with the regulatory authorities.

Dated this 26th day of June, 2008.

/s/ L. Melis
Lawrence Melis, P.Eng.
Melis Engineering